Exhibit 99.1

    Moody's Corporation Reports Results for Third Quarter of 2007

    --  Revenue increased 6% from 3Q-06; Operating Income and EPS down
        7%

    -- Revenue growth in global corporate finance and research offset declines in structured finance

    -- Full year revenue guidance revised downward to high-single-digit to double-digit percent growth and EPS to mid- to high-single-digit percent growth


    NEW YORK--(BUSINESS WIRE)--Oct. 24, 2007--Moody's Corporation
(NYSE: MCO) today announced results for the third quarter of 2007.

    Summary of Results for Third Quarter 2007

    Moody's reported revenue of $525.0 million for the three months ended September 30, 2007, an increase of 6% from $495.5 million for the same quarter of 2006. Operating income for the quarter was $250.5 million and declined 7% from $268.8 million for the same period of last year. Diluted earnings per share were $0.51 in 2007 versus $0.55 in 2006, or a 7% decrease.

    Raymond McDaniel, Moody's Chairman and Chief Executive Officer, commented, "Moody's delivered revenue growth in the third quarter despite significant deterioration in credit market activity in August and September; however, operating income and earnings per share both declined as the impact of actions to manage expenses lagged the pace of reduced market activity. Based on expectations of continued weakness in the debt markets, we are revising our 2007 earnings guidance downward. We now expect full year revenue to grow in the high-single-digit to double-digit percent range. Given this revised outlook, we are moving aggressively to reduce expenses and expect to record a restructuring charge in the fourth quarter. Full-year reported earnings per share are expected to be about flat with 2006 results, excluding the impact of any restructuring charge. We now expect earnings per share in 2007 to grow in the mid- to high-single-digit percent range, excluding any 2007 restructuring charge, the 2006 gain on the sale of our building and the effects of legacy tax matters."

    Third Quarter Revenue

    Revenue at Moody's Investors Service for the third quarter of 2007 was $487.9 million, an increase of 6% from the prior year period. Foreign currency translation positively impacted operating results, mainly due to the weakness of the U.S. dollar relative to the euro and the British pound, increasing revenue and operating income growth by approximately 190 and 160 basis points, respectively.

    Ratings revenue totaled $404.7 million in the quarter, rising 2% from a year ago. Growth in revenue from global corporate finance, financial institutions and public finance ratings was somewhat offset by a 6% decline in global structured finance ratings.

    Global corporate finance revenue totaled $105.1 million in the third quarter of 2007, an increase of 17% from the same quarter of 2006. Revenue in the U.S. rose 6% from the prior year period, reflecting outstanding growth from rating investment grade bonds largely offset by a 43% decline from rating speculative-grade securities. Outside the U.S., corporate finance revenue increased 40% driven by notable growth across all segments, particularly the 84% increase in revenue from rating investment grade bonds in Europe.

    Global financial institutions and sovereigns revenue totaled $68.8 million for the third quarter of 2007, 7% higher than in the prior year period. Revenue increased 4% in the U.S., driven primarily by strong issuance in the banking sector and new relationships in the insurance sector, partially offset by weakness in the residential mortgage and related credit markets negatively weighing on issuance activity and causing a decline in real estate revenue. Outside the U.S., revenue grew 10% based largely on solid growth in the European banking and finance and securities sectors.

    Global structured finance revenue totaled $200.8 million for the third quarter of 2007, a decrease of 6% from a year earlier. U.S. structured finance revenue fell 14%, with strong growth from rating commercial mortgage-backed securities more than offset by declines across all other asset classes, led by a 52% decrease in revenue from rating residential mortgage-backed securities. International structured finance revenue rose 10%, benefiting from strength across most asset classes including exceptional growth from ratings of residential mortgage-backed securities and credit derivatives in Europe.

    U.S. public finance revenue was $30.0 million for the third quarter of 2007, 12% higher than in the third quarter of 2006, driven by growth in the municipal and healthcare sectors of the business.

    Moody's global research revenue rose to $83.2 million, increasing 29% from the same quarter of 2006. The quarter's growth was primarily driven by strong sales of Moody's core research products to existing customers and growth in new customers, especially in Europe. Revenue at Moody's KMV for the third quarter of 2007 was $37.1 million, modestly higher than in the third quarter of 2006, due primarily to growth in risk product subscriptions and professional services.

    Moody's U.S. revenue of $306.6 million for the third quarter of 2007 was essentially flat with the third quarter of 2006. International revenue of $218.4 million was 18% higher than in the prior year period and included approximately 450 basis points of positive impact from currency translation. International revenue accounted for 42% of Moody's total revenue in the quarter compared with 37% in the year-ago period.

    Third Quarter Expenses

    Moody's operating expenses were $274.5 million in the third quarter of 2007, 21% higher than in the prior year period. About half of the increase was driven by additional lease expense related to Moody's headquarters move and international expansion, as well as incremental technology investments; the other half was attributable to higher personnel costs mostly associated with the impact of hiring from late 2006 and the first half of 2007. Moody's operating margin for the third quarter of 2007 was 47.7%, compared with 54.2% in the prior year period.

    Third Quarter Effective Tax Rate

    Moody's effective tax rate was 43.3% for the third quarter of 2007 compared with 40.9% for the prior year period. The increase was due primarily to the absence of the prior quarter's favorable adjustment for certain tax credits and the impacts of the U.K. corporate tax rate change.

    Year-to-date Results

    Revenue for the first nine months of 2007 totaled $1,754.1 million, an increase of 21% from $1,447.1 million for the same period of 2006. Operating income of $918.9 million was up 15% from $796.2 million for the same period of 2006. Currency translation had a positive impact on these results, increasing revenue growth by approximately 190 basis points and operating income growth by approximately 170 basis points. Reported earnings per share for the first nine months of 2007 were $2.08, 29% higher than the reported $1.61 for the prior year period and included a $0.19 per share benefit from the resolution of certain legacy tax matters.

    Ratings and research revenue at Moody's Investors Service totaled $1,643.5 million for the first nine months of 2007, an increase of 22% from the prior year period. Global ratings revenue was $1,407.3 million for the first nine months of 2007, up 22% from $1,157.2 million in the same period of 2006. Research revenue rose to $236.2 million for the first nine months of 2007, up 26% from the same period of 2006. Finally, revenue at Moody's KMV for the first nine months of 2007 totaled $110.6 million, 7% higher than in the prior year period.

    Share Repurchases and Capital Structure

    During the third quarter of 2007, Moody's repurchased 9.1 million shares at a cost of $484.3 million which more than offset approximately 0.5 million shares issued under employee stock-based compensation plans. Share repurchases through the first three quarters of 2007 were funded using a combination of excess free cash and borrowings. As of September 30, 2007, Moody's had $2.3 billion of share repurchase authority remaining under its current program. Additionally, at the end of the quarter, Moody's had $1.6 billion of existing debt capacity of which $600 million remained available under its credit facilities.

    Assumptions and Outlook for Full Year 2007

    Moody's outlook for 2007 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage borrowing and refinancing activity and securitization levels. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody's results for the year may differ from its current outlook.

    Based on expectations of continued weaknesses in the global debt markets, especially markets related to certain areas of structured finance, we have revised our outlook downward for the full year 2007. For Moody's overall, the Company now projects revenue growth in the high-single-digit to double-digit percent range for the full year 2007. This growth assumes foreign currency translation in the fourth quarter at current exchange rates. We are taking aggressive actions to reduce expenses and expect to record a restructuring charge in the fourth quarter of 2007. Excluding any restructuring charge, we expect the total dollar amount of operating expense in the fourth quarter of 2007 to be lower than the third quarter amount.

    We now project the full-year operating margin, excluding any 2007 restructuring charge and the 2006 one-time gain on the sale of Moody's 99 Church Street building, to decline by approximately 220 basis points in 2007 compared with 2006. The full-year margin decline reflects higher personnel costs, mostly associated with the impact of hiring from late 2006 and the first half of 2007, in addition to investments to sustain business growth including: international expansion, improving analytical processes, pursuing ratings transparency and compliance initiatives, introducing new products, improving technology infrastructure and relocating Moody's headquarters in New York City.

    Reported earnings per share in 2007 are now projected to be about flat compared to 2006 results. Excluding any 2007 restructuring charge, the one-time gain on the building sale from 2006 results and the impacts of legacy tax matters in both years, we now expect earnings per share in 2007 to grow in the mid- to high-single-digit percent range.

    In the U.S., Moody's continues to project high-single-digit percent revenue growth for the Moody's Investors Service ratings and research business for the full year 2007. In the U.S. structured finance business, the Company now expects revenue for the year to be about flat to 2006, including low-double-digit percent growth in commercial mortgage-backed securities and low-teens percent growth in credit derivatives ratings, offset by a decline in revenue from U.S. residential mortgage-backed securities ratings, including home equity securitization, in the low-thirties percent range, which is a greater decline than the high-teens percent range previously forecast.

    In the U.S. corporate finance business, Moody's now expects revenue growth for the year in the high-teens percent range, which is lower than the mid-twenties percent range previously forecast. This assumption anticipates continued good growth in investment grade issuance offset by a decline in growth in speculative grade issuance and bank loans. We note considerable uncertainty in the speculative grade and bank loan segments for the remainder of the year.

    In the U.S. financial institutions sector, the Company now expects revenue to grow in the low-teens percent range, down from previous guidance of mid-teens percent range. For the U.S. public finance sector, Moody's now forecasts revenue for 2007 to grow in the low-double-digit percent range, up from previous guidance, due to stronger issuance expectations from the positive impact of lower interest rates. The Company now expects growth in the U.S. research business to be in the low-twenties percent range, modestly up from previous guidance of about twenty percent.

    Outside the U.S., Moody's now expects ratings revenue to grow in the low-teens percent range with low-double-digit to twenty percent growth across all major business lines, led by growth in Europe of corporate finance and financial institutions. The Company also now projects growth in the thirty percent range for international research revenue, up from previous guidance of mid-to-high-twenties percent range.

    For Moody's KMV globally, the Company continues to expect growth in sales and revenue from credit risk assessment subscription products, credit decision processing software, and professional services. This should result in mid- to high-single-digit percent growth in revenue with significantly greater growth in profitability.

    Moody's is an essential component of the global capital markets. The company provides credit ratings, research, tools and analysis that help to protect the integrity of credit. Moody's Corporation (NYSE:
MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities; Moody's KMV, a provider of quantitative credit analysis tools; Moody's Economy.com, which provides economic research and data services; and Moody's Wall Street Analytics, a provider of software tools and analysis for the structured finance industry. The corporation, which reported revenue of $2.0 billion in 2006, employs approximately 3,700 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.



                         Moody's Corporation
          Consolidated Statements of Operations (Unaudited)

                                 Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                 ------------------  -----------------

                                   2007      2006      2007     2006
Amounts in millions, except per
 share amounts
---------------------------------------------------  -----------------


Revenue                           $ 525.0  $ 495.5   $1,754.1 $1,447.1
---------------------------------------------------  -----------------

Expenses

 Operating, selling, general and
  administrative expenses           262.9    216.9      804.2    622.4

 Depreciation and amortization       11.6      9.8       31.0     28.5

                                 ------------------  -----------------
  Total expenses                    274.5    226.7      835.2    650.9

---------------------------------------------------  -----------------
Operating income                    250.5    268.8      918.9    796.2
---------------------------------------------------  -----------------


 Interest and other non-operating
  income (expense), net              (9.0)    (3.1)       5.5      1.0

  Income before provision for
   income taxes                     241.5    265.7      924.4    797.2

 Provision for income taxes         104.6    108.7      350.2    321.9
---------------------------------------------------  -----------------

Net income                        $ 136.9  $ 157.0   $  574.2 $  475.3
---------------------------------------------------  -----------------


---------------------------------------------------  -----------------
Earnings per share
 Basic                            $  0.52  $  0.56   $   2.13 $   1.66

 Diluted                          $  0.51  $  0.55   $   2.08 $   1.61
---------------------------------------------------  -----------------

Weighted average shares
 outstanding
 Basic                              262.2    280.7      269.8    287.1

 Diluted                            267.6    287.9      276.1    294.9
---------------------------------------------------  -----------------




                         Moody's Corporation
             Supplemental Revenue Information (Unaudited)

                                 Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                 ------------------  -----------------

Amounts in millions                2007      2006      2007     2006

---------------------------------------------------  -----------------


Moody's Investors Service (a)

 Structured finance                $ 200.8  $ 214.4  $  725.7 $  605.0

 Corporate finance                   105.1     89.5     360.9    274.4

 Financial institutions and
  sovereign risk                      68.8     64.1     229.3    196.9

 Public finance                       30.0     26.9      91.4     80.9
                                 --------- --------  -------- --------

       Total ratings revenue         404.7    394.9   1,407.3  1,157.2

 Research                             83.2     64.7     236.2    186.8
                                 --------- --------  -------- --------

       Total Moody's Investors
        Service                      487.9    459.6   1,643.5  1,344.0

Moody's KMV                           37.1     35.9     110.6    103.1
                                 --------- --------  -------- --------

Total revenue                      $ 525.0  $ 495.5  $1,754.1 $1,447.1

---------------------------------------------------  -----------------


Revenue by geographic area

 United States                     $ 306.6  $ 310.3  $1,084.3 $  917.2

 International                       218.4    185.2     669.8    529.9
                                 --------- --------  -------- --------

Total revenue                      $ 525.0  $ 495.5  $1,754.1 $1,447.1

---------------------------------------------------  -----------------

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.




                         Moody's Corporation
         Selected Consolidated Balance Sheet Data (Unaudited)



                                  September 30, 2007 December 31, 2006
                                  ------------------ -----------------
                                          Amounts in millions

Cash and cash equivalents           $         421.1    $         408.1
Short-term investments                          4.6               75.4
Total current assets                          870.6            1,001.9
Non-current assets                            681.0              495.8
Total assets                                1,551.6            1,497.7
Total current liabilities                   1,085.8              700.0
Notes payable                                 600.0              300.0
Other long-term liabilities                   475.3              330.3
Shareholders' equity                         (609.5)             167.4
Total liabilities and
 shareholders' equity               $       1,551.6    $       1,497.7

Shares outstanding                            258.4              278.6



                         Moody's Corporation
      Reconciliation to Non-GAAP Financial Measures (Unaudited)


                  Nine Months Ended            Nine Months Ended
                  September 30, 2007           September 30, 2006
             ---------------------------- ----------------------------
Amounts in
 millions,
 except per
 share
 amounts

                                Non-GAAP                     Non-GAAP
                As    Adjust-   Financial    As    Adjust-   Financial
             Reported  ments    Measures* Reported  ments    Measures*
             -------- -------   --------- -------- -------   ---------

Revenue      $1,754.1      -    $1,754.1  $1,447.1      -     $1,447.1

Expenses        835.2      -       835.2     650.9      -        650.9
             -------- -------   --------- -------- -------   ---------

Operating
 income         918.9      -       918.9     796.2      -        796.2

Interest and
 other non-
 operating
 income
 (expense),
 net              5.5  (31.9)(a)   (26.4)      1.0      -          1.0
             -------- -------   --------- -------- -------   ---------

Income before
 provision
 for income
 taxes          924.4  (31.9)      892.5     797.2      -        797.2

Provision for
 income taxes   350.2   20.4 (a)   370.6     321.9    2.4 (a)    324.3
             -------- -------   --------- -------- -------   ---------

Net income   $  574.2 $(52.3)   $  521.9  $  475.3  $(2.4)    $  472.9
             -------- -------   --------- -------- -------   ---------

Basic
 earnings per
 share       $   2.13           $   1.93  $   1.66            $   1.65
             --------           --------- --------           ---------

Diluted
 earnings per
 share       $   2.08           $   1.89  $   1.61            $   1.60
             --------           --------- --------           ---------

----------------------------------------- ----------------------------

In addition to its reported results, Moody's has included in the table above adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. The table above shows Moody's results for the nine months ended September 30, 2007 and 2006, adjusted to reflect the following:

(a)To exclude benefits for the first nine months of 2007 and 2006, respectively, related to the resolution of certain legacy tax matters.

*  May not add due to rounding.

Note: There were no adjustments for the three months ended September
 30, 2007 and 2006.


    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody's business and operations that involve a number of risks and uncertainties. Moody's outlook for 2007 and other forward-looking statements in this release are made as of October 24, 2007, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, matters that could affect the volume of debt securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company's global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody's has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company's annual report on Form 10-K for the year ended December 31, 2006 and in other filings made by the Company from time to time with the Securities and Exchange Commission.


    CONTACT: Moody's
             Lisa Westlake, +1 212-553-7179
             Vice President - Investor Relations
             lisa.westlake@moodys.com